                                                                    EXHIBIT 99.3



October 2, 2002


Mr. Charles E. Robinson
Chairman & CEO
Alaska Communications Systems. Inc.
600 Telephone Avenue, MS 65
Anchorage, AK 99503

Dear Chuck:

Due to the many pressing responsibilities arising from my duties as President & CEO of CIRI, as well as my extensive community and non-profit commitments, I feel that I can no longer commit the time and effort necessary to serve as a member of the board of directors of ACS.

Accordingly, please consider this letter to be my resignation from the board of directors of ACS, effective as of the date hereof.

I sincerely appreciate the opportunity to have served as a director of ACS, and wish the company a successful future. Naturally, as an ACS shareholder, CIRI will maintain a strong interest in the company's success as well.


Sincerely,


/s/ Carl H. Marrs
----------------------
Carl H. Marrs
President & CEO